EXHIBIT 10.21
October 28, 2019
Charles Stewart
[ADDRESS REDACTED]

Dear Charlie:
As you know, your employment with Altice USA, Inc. (the “Company” as defined below) will cease as of October 28, 2019 (the “Separation Date”) as a result of your voluntary resignation from employment. We are prepared to provide you with certain Separation Benefits (as defined in Section 2) as set forth in this Agreement (this “Agreement”) in exchange for your executing, delivering and performing all of the terms, conditions and obligations applicable to you under this Agreement. For purposes of this Agreement, the “Company” shall be defined as Altice USA, Inc., together with its direct and indirect parent corporations, subsidiaries, affiliates, joint ventures, partners, and related entities, past, present and future, and its or their predecessors, successors and assigns.
You acknowledge and agree that the Separation Benefits provided to you herein are in exchange for your promises, representations, releases, agreements and obligations contained herein and are valuable and sufficient consideration to which you would not otherwise be entitled. Now, therefore, you and the Company agree as follows:
1.Separation of Employment; Effect on Benefits.
(a)Separation of Employment. Your employment will terminate as of the Separation Date. As of that date, you shall cease to accrue credit toward vesting under the Company-sponsored 401(k) Savings Plan or, except as specifically provided in this Section 1 or in Section 2, participate or vest in any other compensation or benefit plan for employees of the Company. As of the Separation Date, you shall no longer hold any offices at the Company and you shall relinquish all authority to act on behalf of the Company, except in your position as a member of the Board of Directors of Altice USA, Inc. (the “Board”) or as otherwise expressly agreed to by the Company.
(b) Return of Company Property. Except as has been specifically agreed to with the Company in its discretion or retained to continue to provide services to the Company as a member of the Board, you acknowledge and agree that you have returned to the Company all of the Company Property (as defined below), including, without limitation, Confidential and Proprietary Information (as defined in Section 4), keys, Company identification cards, access, press and other passes, and all documents, files, equipment, computers, laptops, printers, mobile phones, monitors, telephones, pagers, tablets, VPN fobs, cameras, wireless cards, LiveU backpacks, fax machines, credit cards, computer software, peripherals & accessories, storage devices including flash drives and access materials and other property prepared by, for or belonging to the Company (all of such property being referred to herein as “Company Property”).

You acknowledge and agree that: (i) other than for Company business prior to the Separation Date, you have not utilized the Company Property or made or retained any copies, duplicates, reproductions or excerpts of the Company Property, and (ii) you have not accessed, utilized or affected in any manner, any of the Company Property, including, without limitation, its electronic communications systems or any information contained therein, except in your position as a member of the Board of Directors of Altice USA, Inc. (the “Board”) or as otherwise expressly agreed to by the Company.
(c) Life, Disability and AD&D Insurance. Your Company-sponsored life, short- and long-term disability and accidental death and dismemberment insurance coverage will cease as of the Separation Date. There is a 31-day grace period after the Separation Date during which you may continue your Company-sponsored life insurance coverage, subject to you contacting the insurance provider.
(d) Retirement Plans. Any vested benefits that you may have accrued under the Company-sponsored 401(k) Savings Plan will be payable after the Separation Date in accordance with the terms of the plan, as explained in the applicable summary plan description. As a result of the separation of your employment on the Separation Date, pursuant to the terms and conditions of the plan, you forfeited all benefits that were not vested as of the Separation Date.
(e) Health Coverage. Your Company-sponsored medical, dental and vision coverage will continue through the last day of the month in which the Separation Date occurs. Thereafter, you, and your eligible dependents may be eligible to obtain continuation coverage for a period of time thereafter pursuant to the federal COBRA statute by returning an election form and paying the required premiums on a timely basis. Further details regarding COBRA coverage and any necessary forms will be sent to you under separate cover.
2.Separation Benefits.
(a)Separation Benefits. Subject to the terms and conditions contained in this Agreement, if you have complied with, and continue to comply with, all of the terms, conditions and obligations applicable to you under this Agreement, you execute this Agreement within 21 days following the Separation Date and you do not revoke this Agreement during the Revocation Period (as defined below):
(i) Altice USA Bonus. You will be eligible to receive a bonus under the Altice USA Bonus Program for calendar year 2019 in an amount determined in the discretion of the Board or an authorized committee thereof. The bonus will be based on your current annual target bonus percentage (200%) of your base salary ($500,000) for the full calendar year of 2019 as well as business performance as determined by the Company in its sole discretion, but without adjustment for your individual performance. This amount, subject to reduction for applicable withholding taxes and deductions, will be payable to you if and when such bonuses are generally paid to similarly situated active employees.
(ii) Equity–Carry Unit Plan. You and the Company acknowledge and agree that you were granted 10,000,000 units (the “Units”) pursuant to the Neptune Management Limited Partnership Carry Unit Plan (the “Carry Unit Plan”) and a Carry Unit Award Agreement (the “Carry Unit Award Agreement”). Notwithstanding anything in the Carry Unit Plan or the Carry Unit Award Agreement to the contrary, you and the Company hereto acknowledge and agree that: (i) 7,500,000 Units previously vested and were converted into Class A common stock of the Company and delivered to your stock plan administrator brokerage account; and (ii) 2,500,000 Units will vest on December 21, 2019 (“Carry Unit Plan Vesting Date”), and will be converted into Class A common stock of the Company and delivered to your stock plan administrator brokerage account as soon as administratively practicable following the Carry Unit Plan Vesting Date.
(iii) Equity–Stock Options. You and the Company acknowledge and agree that you were granted 256,668 stock options with respect to Class A common stock of the Company (“Stock Options”) on December 30, 2017 with an exercise price of $17.445 and 428,654 Stock Options on December 19, 2018 with an exercise price of $17.50 pursuant to the Altice USA 2017 Long Term Incentive Plan and the respective Altice USA 2017 Long Term Incentive Form of Nonqualified Stock Option Award Agreements (together, the “Stock Option Award Documents”). Notwithstanding anything in the Stock Option Award Documents, you and the Company hereto acknowledge and agree that: (i) 256,668 Stock Options will vest on December 21, 2020, and (ii) 428,654 Stock Options will vest on December 19, 2021.
(b)Continued Compliance. Without waiver of the Company’s remedies for any breach of this Agreement, all amounts and other benefits due to you under this Section 2 are expressly conditioned on your not, at any time, being in breach of this Agreement, including, for the avoidance of doubt, any provision of Sections 4, 5, 7 or 9.
(c)No Other Separation Benefits, Payments or Consideration. For purposes of this Agreement, the consideration set forth in this Section 2 shall be referred to as the “Separation Benefits.” The Separation Benefits represent a complete settlement, release and waiver of any claims for allegedly lost wages, benefits, bonuses or other compensation, mental, physical or other personal injuries, pain and suffering, and costs in connection with any other relief you may seek or claim you may have against the Company. You hereby confirm that all monies or remuneration of any kind or nature due to you previously have been paid. You agree that no other monies or relief are due to you, other than the payments expressly provided for in this Agreement in consideration of your general release of all claims that you have, may have or may have had against the Releasees (as defined in Section 3(a)).

3.Release.
(a)You, on behalf of yourself, your heirs, executors, administrators and assigns, do hereby release and discharge the Company, and its officers, directors, employees, consultants, agents, insurers, reinsurers, shareholders, representatives and assigns, past, present and future, (collectively, with the Company, the “Releasees”), of and from any and all legally waivable suits, debts, complaints, claims, liabilities, demands or causes of action, or any right to any other monetary recovery or personal relief, known or unknown, of whatever nature, which you, or any of your heirs, executors, administrators, and assigns ever had or now have against each or any of the Releasees, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time to the date of execution of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment by the Company or the separation of your employment. Without limiting the generality of the foregoing, this Release includes any claim or right based upon or arising under any federal, state or local law regarding fair employment practices, equal opportunity in employment, employment discrimination, retaliation, harassment, leaves of absence, payment of wages or benefits, working conditions, termination of employment, whistleblowing or otherwise regulating employment, including, but not limited to, any and all claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1870, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, each as amended, and any and all other federal, state or local statutory or common law claims, now or hereafter recognized, including but not limited to, any claims for economic loss, compensatory damages, punitive damages, liquidated damages, attorneys’ fees, expenses and costs.
(b)The Release in Section 3(a) excludes: claims arising after you sign this Agreement; claims for breach of this Agreement; claims to any vested benefits as of the Separation Date to which you are entitled under any of the Company's employee benefit plans, in accordance with the terms of the applicable plan documents; and claims that cannot be waived as a matter of law, such as claims for unemployment or workers' compensation, claims arising under the Federal Fair Labor Standards Act or applicable state wage and hour laws. Neither the Release in Section 3(a) nor anything else in this Agreement limits your rights to file a charge with any administrative agency (such as the U.S. Equal Employment Opportunity Commission or a state fair employment practices agency) or to participate in an agency investigation or other administrative proceeding. However, you give up all rights to any money or other personal benefit from any administrative charge, investigation or other administrative proceeding.

(c)You further agree and covenant that should any person, organization or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding or if any person, organization or other entity has filed, charged, claimed, sued or caused or permitted to be filed any civil action, suit or legal proceeding, against any of the Releasees involving any matter encompassed by the release of claims in Section 3(a), you are not entitled to and will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.
(d)You affirm that you have reported to the Company in writing any work-related physical or mental injury, illness or impairment that you may have experienced.
4.Confidential and Proprietary Information. Subject to Section 6, You hereby represent, warrant and agree that: (i) during the course of your employment, you were provided and have had access to Confidential and Proprietary Information (as defined below), (ii) you have not removed, nor shall you at any time (including after the Separation Date) remove from any Company facility any Confidential and Proprietary Information or documents, materials or copies thereof containing any Confidential and Proprietary Information (including, without limitation, electronic data in any form), and (iii) you shall retain in strict confidence and shall not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party or otherwise use any Confidential and Proprietary Information. You further understand and agree that all Confidential and Proprietary Information has been divulged or made available to you in confidence and that it would be damaging to the Company if any such Confidential and Proprietary Information were disclosed to any competitor of the Company or any third party or person. Further, you agree not to discuss any information that you have obtained through your employment about the Company or any of its present or former officers, directors, executives, employees, representatives or shareholders or any aspects of your tenure as an employee or the termination of such employment (whether or not such information constitutes Confidential and Proprietary Information) with any reporter, author, producer or similar person or entity or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles or writings of any kind, film, videotape, audiotape, Internet websites or any other medium. As used in this Agreement, “Confidential and Proprietary Information” means any non-public information of a confidential or proprietary nature of any of the Releasees, including, without limitation: (i) information of a commercially sensitive, proprietary or personal nature or that, if disclosed, could have an adverse effect on any of the Releasees’ standing in the community, its or their business reputations, operations or competitive positions; (ii) information and documents that have been designated or treated as confidential; (iii) financial data; customer, guest, vendor or shareholder lists or data; advertising, business, sales or marketing plans, tactics and strategies; projects; technical or strategic information about any of the Company's businesses; plans or strategies to market or distribute the services or products of such businesses; plans, tactics or strategies for third-party negotiations, including but not limited to planned or actual collective bargaining negotiations; economic or commercially sensitive information, policies, practices, procedures or techniques; trade secrets and other intellectual property; merchandising, advertising, marketing or sales strategies or plans; litigation theories or strategies; terms of agreements with third parties and third party trade secrets; information about any of the Releasees’ (to the extent applicable) employees, guests, agents, compensation (including, but not limited to, bonuses, incentives and commissions), or other human resources policies, plans and procedures or any other non-public material or information relating to any of the Releasees; and (iv) any information (personal, proprietary or otherwise) you learned about any officer, director or member of management of the Company, whether prior, during or subsequent to your employment by the Company.
5.Physical and Intellectual Property. You agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics and other technical, business, financial, advertising, sales, marketing, customer or product development plans, forecasts, strategies, information and materials (in any media whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without payment to you.
6.Exception for Disclosure Pursuant to Law.
(a)Nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required or expressly protected by law, including providing truthful testimony regarding your employment with the Company, or any Company matter, if required to do so by court order or legal or administrative process, provided however, that you give the Company written notice of such court order or legal or administrative process within three business days of your receipt of the court order or legal or administrative process notification, or earlier if the return date is less than three business days from your receipt of the court order or legal or administrative process notification, sent by facsimile and overnight mail to the General Counsel of the Company at the Company’s headquarters. In the event you receive a subpoena or other judicial process or request of a governmental authority to provide information subject to the attorney-client and/or work product privileges, you shall immediately inform the General Counsel at the facsimile number above and shall take all reasonable steps necessary to maintain the privileged nature of such information. In addition, nothing in this Agreement shall prohibit or restrict you from: (i) cooperating, participating or assisting in any investigation or proceeding brought by any federal, state or local regulatory or law enforcement agency or legislative body or any self-regulatory organization, or the Company’s legal, compliance or human resources officers; or (ii) reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. If you make a report or disclosure pursuant to the foregoing subsection (ii), you are not required to obtain prior authorization from the Company to make such report or disclosure and you are not required to notify the Company that you have done so.
(b)Pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
7.Further Cooperation. You agree to cooperate fully with and assist the Company in connection with any matter with which you were involved prior to the Separation Date, and in any litigations, investigations, regulatory matters, arbitrations, negotiations (including, without limitation, collective bargaining negotiations), disputes, claims, charges filed with any federal, state or local governmental agency or administrative proceedings or appeals (including any preparation therefor) that: (i) relate to your employment with the Company, services performed or required by you or any act or omission by you; (ii) as to which you may have pertinent information; and/or (iii) where the Company believes that your personal knowledge, attendance and participation could be necessary. Such cooperation shall include, but is not limited to, your providing truthful testimony by affidavit, deposition or otherwise in connection with a trial, arbitration or similar proceeding, upon the Company’s request. You further agree to make yourself fully available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this paragraph.

8.Right to Counsel; Voluntary Waiver; Revocation.
(a)The Company advises you to consult with a lawyer before executing this Agreement and you acknowledge that you: (i) have read this Agreement (including, but not limited to, the Release in Section 3(a), (ii) fully understand the terms of this Agreement, and (iii) have executed this Agreement knowingly and voluntarily and without coercion, whether express or implied.
(b)You may revoke this Agreement within seven days after the date on which you sign it (the “Revocation Period”). If you decide to revoke this Agreement, you must notify the Company of your revocation in a written letter signed by you and received by me, addressed to the Company’s headquarters, no later than the seventh day after you signed this Agreement. A letter of revocation that is not post-marked by the seventh day after you have signed the Agreement will be invalid and will not revoke this Agreement.
9.Post-Employment Restrictions. You hereby acknowledge and agree that the services rendered by you for the Company are special and unique and that a part of the consideration set forth in this Agreement is in exchange for your promises set forth in this Section 9.
(a)Non-Disparagement. You represent, warrant and agree, for yourself and any other representatives while they are acting on your behalf, that you (and they) have not and will not engage in any disparaging conduct, including but not limited to making disparaging or negative statements, that is intended to or does damage to the good will of, or the business or personal reputations of, any of the Releasees. This provision applies not only to verbal communications but also to all written communications including but not limited to communications through social media/social networking sites such as Facebook, Twitter and the like.
(b)Confidential Information. You acknowledge and agree that your obligation not to disclose Confidential Information as set forth in detail in Section 4 continues in full force and effect not only for the duration of your employment with the Company, but also upon and after your employment with the Company ceases.
(c)Non-Competition. You hereby represent, warrant and confirm that, you have not and will not prior to December 31, 2021, directly or indirectly, become employed by, assist, consult to, advise in any manner or have any material interest in, any Competitive Entity (as defined below). A “Competitive Entity” shall mean any multiple system operator and any person, entity or business that competes with any of the Company’s cable television, video programming distribution, advertising, voice-over internet protocol, telephone, on-line data, content and wired or wireless data businesses or mobile phone/data and MVNO business, as well as such other businesses as the

Company engages in as of the Separation Date. Ownership of not more than one percent (1%) of the outstanding stock of any publicly traded company shall not, by itself, constitute a violation of this provision.
(d)Non-Solicitation. You agree not to solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, customer (from which the Company received payment or payment-in-kind), consultant or vendor of the Company to leave the employ of the Company or to cease or to reduce working for or doing business with the Company for one year after the Separation Date.
(e)Acknowledgement. You acknowledge that, in your role with the Company, you had access to documents and information regarding the Company’s customers, clients, services, methods of operation, sales, pricing, employees, and the specialized business needs of the Company’s customers and clients, which documents and information are highly confidential. You acknowledge that this information, as well as the Company’s relationships with its employees and customers, are among the Company’s most important assets and business interests, and due to the nature of your employment with the Company, you have been placed in a position to create, maintain and build those relationships into an asset that is of significant value to the Company and for which you have been previously compensated. You recognize that because of this, and in exchange for the Separation Benefits, you agree to abide by the post-employment restrictions. You hereby acknowledge and agree that due to your position with the Company and your knowledge of the Company's Confidential and Proprietary Information (as that term is defined in Section 4), your employment by or affiliation with certain entities, or your solicitation of the Company’s employees, customers, consultants or vendors, would be detrimental to the Company.
(f)Reasonableness of Restraints and Modification. You agree that you and the Company have attempted to limit your right to solicit and compete as applicable only to the extent permitted by applicable law and necessary to protect the Company from unfair competition, and is not intended to impair or infringe upon your right to work, earn a living, or acquire and possess property from the fruits of your labor, and that their enforcement would not cause you any undue hardship or unreasonably interfere with your ability to earn a livelihood. If a court of competent jurisdiction determines that the restrictions in this Section 9 are too long in duration or too broad in scope to be reasonable and enforceable, the court shall amend such a provision only so much as is necessary for the restrictions to be reasonable and enforceable.
10.Choice of Law; Forum.
(a)This Agreement shall be deemed to be made under, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York without reference to its conflict of law principles.

(b)You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York with respect to the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate. You hereby agree that mailing of process or other papers in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.
(c)You hereby waive any right to a jury trial on any issue in any controversy relating to, arising out of, pertaining to or affecting this Agreement, your employment by the Company and/or the separation of your employment, including, but not limited to, any federal or state statutory or common law claims, including, but not limited to, any right to a jury trial provided by statute, the Seventh Amendment to the United States Constitution or any other authority.
(d)You agree that the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning and not strictly for or against you or the Company.
11.Additional Provisions.
(a)Breach of Agreement. You hereby acknowledge and agree that your breach or threatened breach of Sections 4, 5, 7 or 9 of this Agreement will cause irreparable harm to the Company for which monetary damages alone will not provide an adequate remedy. Accordingly, the Company, in addition to any other rights or remedies available to it under this Agreement or otherwise, will be entitled to cease providing the Separation Benefits and to an injunction to be issued by any court of competent jurisdiction restraining you from committing or continuing any violation of these provisions, without the necessity of showing actual damage and without any bond or other security being required.
(b)Withholdings and Tax Consequences. The Company may withhold from any payment due hereunder any taxes that are required to be withheld under any law, rule or regulation. The Company does not guarantee the tax treatment of any Agreement payments, including without limitation, under the Internal Revenue Code, federal, state or local laws. You agree that you have not relied on any advice from the Company, the Releasees or their attorneys concerning the tax consequences of the payments made pursuant to this Agreement.
(c)Non-Admission of Liability. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against any of the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed, contractual or otherwise, by any of the Releasees to you.
(d)Indemnification. You hereby agree to indemnify and hold harmless each Releasee, against any and all damages or liabilities (including, without limitation, tax liabilities), expenses and costs that may arise out of or that are in any way related to a breach or failure to perform by you of any of the terms and provisions of this Agreement.
(e)Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning any severance or separation benefits that may be due to you in connection with the termination of your employment on the Separation Date, and supersedes any and all prior agreements, discussions, understandings, promises and expectations with respect to the subject matter thereof. This Agreement may be modified only by a written instrument signed by you and by the Company.
(f)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that you may not assign this Agreement without the express written consent of the Company.
(g)Severability. In the event any paragraph, section, sentence, provision or clause of this Agreement, or portion thereof, shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement, and the remainder of any such paragraph, section, sentence, provision, or clause shall not be affected and shall be given full effect without regard to the illegal, invalid or unenforceable portion, provided, however, if Section 3(a) is held illegal, invalid or unenforceable, the Company shall be released from any obligations under Section 2.
(h)Waiver. The failure of the Company to enforce or to require timely compliance with any term or provision of this Agreement shall not be deemed to be a waiver or relinquishment of rights or obligations arising hereunder, nor shall this failure preclude the enforcement of any term or provision or avoid the liability for any breach of this Agreement.
(i)Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
(j)Section 409A. You and the Company agree that it is the intent of the parties that payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. To the extent any provisions of this Agreement do not comply with Section 409A, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which you may become entitled upon a “separation of service” and that are subject to Code Section 409A (and not otherwise exempt from its application) will not paid until the first business day after the six-month anniversary of the Separation Date, at which time you shall be paid the aggregate amount of any payments that became due to you but were not paid during such period. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of deferred compensation under this Agreement shall be treated as a separate payment of deferred compensation.
12.Acknowledgments and Waivers; Express Waiver Under ADEA. By signing below, you certify and acknowledge as follows:
(a)You are legally and mentally competent to sign this Release;
(b)That you have read the terms of this Agreement, and that you understand its terms and effects, including the fact that under this Agreement you have agreed to RELEASE AND FOREVER DISCHARGE the Releasees from any legal action arising out of or relating to your employment by the Company or the separation of your employment, up and through the date of your execution of this Agreement, including any and all claims relating to age discrimination under ADEA;
(c)That you have signed this Agreement voluntarily and knowingly in exchange for the Separation Benefits described herein, which you acknowledge are adequate and satisfactory to you and which you acknowledge are in addition to any other benefits to which you are otherwise entitled;
(d)That you have been and are hereby advised in writing to consult with an attorney prior to signing this Agreement, and that you have been given an adequate opportunity to do so;
(e)That under this Agreement you do not waive rights or claims that may arise after the date this Agreement is executed; and
(f)That the Company has provided you with a period of at 21 days within which to consider this Agreement, and that you have signed on the date indicated below after concluding that this Agreement is satisfactory to you, and that if you choose to execute this Agreement before the expiration of the 21-day period, you do so freely, voluntarily and with full knowledge of your rights, and that this Agreement may be revoked by you within seven calendar days after you execute this Agreement. You agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period.
We wish you luck in your future endeavors.
Sincerely yours,

/s/ Colleen R. Schmidt
Colleen R. Schmidt
EVP, Human Resources
Date: October 28, 2019
Accepted and Agreed to:

/s/ Charles Stewart
Date